SONIC SOLUTIONS

Moderator: Nils Erdmann
June 10, 2008
3:30 p.m. CT

Operator: Good day everyone and welcome to the Sonic Solutions’ fourth quarter fiscal year 2008 earnings release conference call. As a reminder, today's conference is being recorded and will last approximately 60 minutes.

For your information, the company is aware that the press release has not yet hit the wires. It should be available in a few minutes.

And now at this time, I would like to turn the conference over Mr. Nils Erdmann, Vice President of Investor Relations. Please go ahead, sir.

Nils Erdmann: Good afternoon and thank you for joining Sonic Solutions’ earnings conference call for the fourth quarter and fiscal year ended March 31, 2008.

With me on today's call are Dave Habiger, President and Chief Executive Officer; Paul Norris, Executive Vice President, Interim Chief Financial Officer and General Counsel; and Mark Ely, Executive Vice President and Head of Strategy.

Before I hand the call over to Paul, I'll review our Safe Harbor statement. During the course of this call, we will make forward-looking statements within the meaning of the Federal Securities laws.

All statements other than those with historical fact are statements that could be deemed forward-looking statements, including those regarding growth and financial performance, financial outlook, strategic and operational plans, target markets, strategic priorities, potential benefits of Sonic's partnerships, Sonic's ability to strengthen relationships with end-users, the opportunities and benefits for Sonic arising from next-generation high-definition formats and channels, and the download-and-burn business model.

All forward-looking statements are based on current information and expectations and are inherently subject to change. Actual results may differ materially and adversely to those in our forward-looking statements due to various factors.

Now I'd like to turn the call over to Paul Norris.

Paul Norris: Thank you. Good afternoon everyone and thank you for joining us today.

I'd like to begin today’s call by reviewing our financial results for the 2008 fourth quarter and fiscal year followed by a discussion of our outlook for the 2009 first quarter and an overview of our outlook for the 2009 fiscal year. I'll then turn the call over the Dave.

First, let me comment briefly on our regulatory status. I'm pleased to report that in addition to completing our stock option review in February, we've now filed all of our past quarterly and annual reports with the SEC and we anticipate filing our fiscal year 2008 annual report within the required timeframe. Once we hold our consolidated 2006 and 2007 shareholders meeting this Thursday, we'll be back in full compliance with all NASDAQ listing requirements. Because we're now current with our financial reporting, we'll be able to provide you with more detail regarding our financial condition than we have over the last several quarters.

For purposes of my discussion of our financial results and outlook please note that, unless otherwise indicated, all figures will be reported on a non-GAAP basis, calculated by excluding equity compensation charges, the amortization of acquired intangibles, restructuring charges and costs associated with our voluntary stock option review. A reconciliation of our GAAP and non-GAAP financials can be found in today's earnings press release.

For the March quarter, our net revenue was $34.9 million. This was in line with our guidance and analysts’ average. Our Professional Products Group, PPG, contributed $1.8 million in revenue during the quarter, which was up slightly from the third quarter and in line with our expectations. Professional Systems bookings were up roughly 30 percent sequentially, a clear indication that Blu-ray demand is already beginning to improve the performance of our professional unit as we move into our 2009 fiscal year.

Consumer revenue was $33.1 million in the March quarter, down slightly from the December quarter due primarily to seasonality. Our consumer revenue figure was also impacted by the timing of our Toast 9 launch which occurred in March of this year as compared to our launch of Toast 8 in January last year, which gave us the benefit of a full quarter of sales.

Technology licensing revenue from our ATG group, a component of our consumer revenue, totaled approximately $2.7 million in the March quarter. This exceeded our guidance range of between $2 million and $2.5 million, and we expect that licensing revenue will be over $3 million in the June quarter.

In general, we expect ATG sales to increase in the latter part of our 2009 fiscal year as PC and CD manufacturers ramp up use of our software as they implement Blu-ray technology in their products. As we've pointed out before, though, our technology licensing revenue can be very lumpy and can vary significantly from quarter to quarter based upon the timing of contract signing, revenue recognition and other factors.

Cost of revenue for the fourth quarter excluding stock-based compensation and the amortization of intangibles was $7.3 million or 21 percent of revenue. This was up slightly less than $500,000 from the December quarter primarily due to costs associated with the retail launch of Toast 9. The amortization of intangibles was approximately $1.2 million in the March quarter, consistent with the December quarter.

Operating expenses were $24.4 million for the March quarter, down from $24.9 million in the December quarter. These expenses can be split as follows: Sales and marketing expenses totaled $8.8 million, a slight decrease from the prior quarter; Research and development costs totaled $10.3 million, down $500,000 relative to the third quarter; and General and administrative costs totaled $5.2 million, up slightly from the $4.9 million reported in Q3. On a GAAP basis, in addition to these expenses, we also had $1.4 million in costs associated with our voluntary stock option review and $205,000 of share-based compensation.

Other income for the quarter, consisting primarily of net interest income, was $321,000. We recorded book taxes at an effective rate of slightly over 40 percent, resulting in net income of $2.1 million or $0.08 per - excuse me, eight cents per fully diluted share.

In the March quarter, we had approximately 26.3 million basic shares outstanding and 27.1 shares outstanding on a fully diluted basis.

For the full 2008 fiscal year, we generated $132.9 million in net revenue, net income of approximately $4.5 million, and fully-diluted earnings per share of 15 cents. Our gross margin was 79 percent and our operating margin was five percent.

Turning to our balance sheet, cash, restricted cash, cash equivalents and short-term investments ended the quarter at $63.5 million, down $1.7 million from the $65.2 million at the end of the prior quarter. The decrease is due primarily to the one-time expenses mentioned earlier as well as our acquisition of U-Media business in China. Our bank debt outstanding at March 31 was $20 million, unchanged from December 31.

Now I'd like to turn to fiscal year 2009, beginning with our first quarter ending June 30th. As a reminder, we provide projections on a non-GAAP basis.

Most elements of our business have been operating as expected in the current quarter, but we are experiencing a shortfall in the OEM revenues we receive from Dell. In March, Dell transitioned to a new bundling program which we believe will adversely impact our revenue in the first quarter by approximately $3 million. We've worked closely with Dell to address the situation and are confident that the problems have now been resolved.

Due to this temporary setback, however, our forecast for the first quarter is for revenues of $29 million or more. This estimate reflects the full extent of the shortfall, meaning that we otherwise would be projecting revenue in line with current consensus. We estimate the cost of goods sold for the first quarter, excluding the amortization of intangibles and stock-based compensation, will be down slightly on a sequential basis.

Operating expenses will increase to approximately $27 million due in large part to additional employees who have joined us through the Simple Star acquisition, as well as some additional expenses related to our Qflix initiative. This will result in a net loss for quarter of approximately $(2.4) million or $(0.09) per share.

For the full 2009 fiscal year, we expect three major drivers to shape our business. First, we expect the launch of the Blu-ray format that positively impacts sales in our PPG and ATG divisions. Second, we are making two significant investments in new businesses - Qflix and online services. We believe Qflix will begin to generate meaningful revenue in the latter part of fiscal 2009 while our Web products and services initiative, accelerated by the acquisition of Simple Star, should also produce appreciable revenue towards the end of the fiscal year. And third, we anticipate that our consumer business will grow modestly over the course of the year. During the remainder of the year OEM revenues should be stable relative to prior-year periods while our sales teams execute an important strategic shift by introducing our Web services and Qflix initiatives into our major OEM relationships. In addition, we also expect to add new OEMs, particularly in the areas of mobile communications, cable delivery systems and other devices.

We anticipate that our profitability will improve throughout the remained of the 2009 fiscal year. Gross margin should also improve incrementally over this period. We expect operating expenses to decrease from about $27 million to approximately $25 million, driven in part by increasing in efficiency initiatives in the traditional parts of our business, counter-balanced by the need to fund our Qflix and Web services initiatives. By the fourth fiscal quarter, we expect that our operating margin will be approaching 20 percent and that we will be generating at least $7 million of EBITDA per quarter.

Now I'll turn the call over the Dave who will give you his perspective on our business and an overview of our strategic objectives. Dave?

David Habiger: Thanks, Paul. Good afternoon and thank you for joining us today for our fourth quarter and fiscal year 2008 earnings call. I'd like to start by recapping some of events of the fourth quarter fiscal year 2008 and the first few months of our 2009 fiscal year. We'll then talk about the upcoming year and the milestones that we're looking to achieve over the next 12 months. Afterwards we'll open the call to questions.

Fiscal 2008 was an important year for Sonic. We saw an end to the high-definition format war, resulting in Hollywood's swift backing of the Blu-ray disk format. We helped facilitate the passing and adoption of the CSS amendment to allow for the legal DVD download and burn, paving the way for our Qflix business. We announced numerous agreements with CE chip manufacturers such as PLDS, Ritek and Broadcom for the use of our license technology in cars and Blu-ray devices. Roxio-branded applications, Easy Media Creator and Toast increased their retail market share over the previous year and led in their categories. Roxio entered into the online services market and is back on track and significantly increased our on-line capabilities with the acquisition of PhotoShow fiscal 2009. Our consumer software division also experienced a shift in revenue concentration with our higher margin e-tail sales surpassing brick-and-mortar retail sales of our Roxio-branded products. Our Roxio Mobile Media Manager was introduced and bundled on RIM and Motorola Smartphones. And we completed our voluntary review of stock option practices, setting the stage for us to regain full NASDAQ compliance.

Each of these achievements was accomplished while maintaining our position as the leading provider of digital media software, strengthening our position with Toast as the top-selling third-party software for Apple computers and capturing market share among all of our software lines, which occupy nearly 50 percent of revenues in our retail category.

We expanded our global development sales organization to increase our worldwide position and improve our cost structure. We continued to bolster our work force in China and Asia Pacific which now represents more than 50 percent of our R&D headcount and 33 percent of our worldwide employee base. This strategically positions us closer to our OEM partners and gives us the ability to operate around the clock.

Throughout 2008 we repeatedly emphasized that an end to the high-definition format war would be a positive catalyst for Sonic. And over the past few months, following the resolution of the war and emergence BD as the format of choice, our Professional Products Group has begun to experience traction. In March GDMX, Warner Brothers DVD facility, announced that it had selected Sonic's authoring tools and encoding system to increase BD production capabilities. Expansion makes GDMX one of the largest high-definition production facilities in the world and enables it to address the increased BD title releases from its major motion picture clients. We expect our pro business to continue to benefit from the adoption of BD with momentum building throughout the upcoming year.

Our technology licensing division, ATG, experienced better-than-anticipated sales in the fourth quarter and a number of significant announcements in the past few weeks, signaling continued momentum. Just last week, Sunplus, one of the world's premier vendors of chips for the DVD player market, licensed Sonic's Blu-ray technology to enable interactivity, playback and navigation in its new system on a chip solution. Both Sunplus and Broadcom have selected Sonic's SDK, which should contribute high-margin licensing revenue to Sonic as Blu-ray adoption continues to escalate.

In 2008, our Roxio division maintained its lead as the number one provider of digital media software for the PC industry. We strengthened our relationship with key OEM partners such as Dell and HP and expanded our OEM offerings with partners including NEC, Lenovo and Sony. For instance, last week we announced that NEC, which has the largest share of Japan's PC market, has selected our system recovery software, Back on Track, for its Value Star and LaVie PC’s in Japan. This latest agreement expands Sonic's long-standing relationship with NEC, which has bundled a number of Roxio-branded digital media applications in previous Roxio releases.

Our Roxio team also continued to penetrate new digital media spaces, like mobile media management and online services. For example, last month we signed an agreement with Motorola to enhance their Z10 handset phones with our Mobile Media Manager software. These mobile OEM relationships represent a huge opportunity for Sonic to capture a significant share of the rapidly-growing mobile digital media market. It further signifies the diversification of our OEM portfolio and extends the Roxio brand into another area of our customers’ daily lives.

One of the major initiatives underway at Roxio has been to embrace Web services as an important business model. The most interesting part of this trend, in our view, is sophisticated digital media consumers beginning to use the Web to tie together their digital lives. Digital media consumers want their personal content on the PC, on their cell phones, in their car, on their TV, wherever and whenever they want it, seamlessly. Sonic is one of only a handful of companies capable of delivering this experience.

In April we accelerated Roxio's Web services initiative with the acquisition of Simple Star and its leading personal media Web services PhotoShow. PhotoShow is a comprehensive multimedia storytelling platform and online community that enables consumers to quickly and easily turn personal photos and video clips into entertaining shows that can be enjoyed and shared on PCs, TVs, handhelds or published to popular social networking sites.

Over 12 million copies of the PhotoShow desktop software and flash-based online applications have been installed since the product was first introduced in 2002, and new installations now top five million per year.

PhotoShow is broadly distributed through a network of major partners including online photo providers Kodak, Shutterfly and Snapfish; photo finishing service providers, Ritz Camera; as well as cable operators, Comcast and Time Warner Cable. Last year the company launched PhotoShow TV, a new service available through Time Warner Cable that enables cable customers to easily create and publicly broadcast their content directly through cable TV.

PhotoShow TV is being deployed as part of Time Warner's video-on-demand services. During the March quarter Time Warner added two new test markets. The results have been very encouraging with PhotoShow TV becoming the third most popular on-demand service in one of these markets. These rollouts will accelerate throughout fiscal '09, with two major metropolitan areas launching this summer.

We see an exciting growth opportunity in seamlessly interconnecting desktop applications with online media services and we're not the only one. Yesterday you may have heard that Apple announced a new web service called MobileMe. This subscription service clearly shows that Apple is heading in the direction of connecting client applications, mobile products, and Web 2.0 style services.

While MobileMe is targeted at Mac and iPhone users, our services are focused on the broader PC and mobile markets. We intend to bring our installed base of 350 million Roxio Creator customers a set of seamlessly connected client and Web applications that dramatically enhance their digital media experience. In addition, Roxio's Web services will enable our OEM partners to foster a greater downstream connection with their customers, further cementing our position in the channel.

Throughout the past few months, Qflix technology has been successfully implemented by various kiosk manufacturers who are working to install download-and-burn kiosks in a number of retail and E-tail businesses. By the end of the fiscal year 2009, Qflix will be operational in a number of different environments and should begin to contribute meaningful revenue. I would be surprised if by the end of the summer you didn't see a Qflix recorder released by one of our major OEM partners.

In 2009 Sonic's technology will be found in an increasing number of mobile phones, portable devices, Web-enabled services and Blu-ray drives and media. Our market dominance at retail, deep OEM relationships and growing online presence will help us resume our historical growth trajectory.

Looking forward, I am extremely excited by our opportunities in the growing digital media space.

At this point, we will take questions from the group. Operator?

Operator: Thank you, sir. The question-and-answer session will be conducted electronically. At this time if you do have a question, you may signal by pressing star one on your touchtone phone. If you are using a speakerphone today, please make sure your mute function is turned off to allow your signal to reach our equipment. And once again, that’s star one for questions.

We’ll go first to Ralph Schackart with William Blair.

Ralph Schackart: Good afternoon. First question relates to the pro group. I think you had said it was up - forgive me if I've got the wrong number here - 30 percent sequentially on bookings. Is that cash you actually took in hand or is that a service or installs that you will deliver at a future date?

Paul Norris: Well, that’s - those are actually the cash that we got from them for a certain subset of the system sales that we make in the pro group.

Ralph Schackart: OK. And then as you look prospectively, is that an abnormally high order flow given the resolution of the format, or is that something that you would expect given the ramp in Blu-ray that should continue through this year at some point sort maybe plain out?

Paul Norris: Yes, we're looking at that basically to continue. It's part of the ramp that we’re - we’ve expected for some time now from Blu-ray.

Ralph Schackart: OK, great. And then if I turn to ATG, I know it's just a little bit higher than the range but nonetheless a positive. What was driving the upside vis a vis your original forecast for the quarter?

Paul Norris: You know ATG is hard to say. It tends to be a little bit lumpy. I think it's getting some benefit too now from the Blu-ray adoption and we're generally seeing that moving in the same upward direction. But there's not any one thing that you can point to.

Ralph Schackart: OK. And then as we look for next quarter, is it fair to say that the growth in ATG will be driven by, before we get to Qflix, on the rollout of Blu-ray?

Paul Norris: I think again we're looking at kind of some lumpiness. These deals tend to be in the works for a while. So I think if you're looking at a one quarter timeframe, it's a bit hard to say, but those are the general factors that we're looking at and that we are expecting that it will be trending upward.

David Habiger: And Ralph, this is Dave. I think if you - if you look at the difference year on year, the big difference here is Blu-ray. So if you're looking for the trend line that's driving that increase, in addition to the lumpiness, we obviously have talked about that in the past, that business tends to be lumpy, Blu-ray certainly is - it’s probably one of the main catalysts.

Ralph Schackart: Great, Dave. And as long as you're on the line, can you give us a little bit more color on the Dell impact for the next quarter, and, you know, is this a one-time sort of blip, and will it return back after the next quarter?

David Habiger: I’d say - our anticipation is it's a one-time blip and we're not anticipating that, you know, we're going to see that kind of a dramatic number next quarter or the following quarters. This was really part of a normal refresh cycle at Dell where, you know, we transitioned a number of programs and new products. And frankly, given some of the ongoing organizational changes at Dell, they had some missteps in launching our programs, products and initiatives. However, at this point, we believe everything's back on track.

Ralph Schackart: OK, great and one last one, if I could - and by the way, your release just hit the wires. On the OpEx, it was higher than we were anticipating next quarter, I think given some of the prior comments that you had given, is that just a one-time integration issue and should OpEx work down to sort of $25 million run rate exiting fiscal '09?

Paul Norris: I think that's right. We're looking at the Simple Star acquisition and some of the resources we've got on the Qflix initiative, but we're going to see it trending down toward the - by the end of the year towards the $25 million range.

David Habiger: Yes, we're still targeting that. I think we're on track on the core businesses, we've been getting those numbers in line and down, you know, excluding some of the acquisition stuff. So it's going in the right direction.

Ralph Schackart: Great. One last one and I'll turn it over. I guess I'll ask the economy question, Dave. In the business, are you seeing an effect, you know, for the Roxio, particularly the brick-and-mortar business at this point?

David Habiger: You know, not - look, I don't think the, you know, the economy is that - it certainly would be better if we were in a great economy, but it's not - we’re not seeing it to really drive our business. Certainly the rise in use of digital media far outweighs the economic pressure that the market may or may not feel relative to, you know, recessionary environment. So, in general, I would say that it's - we’re probably impacted a lot less than heavy industry and, you know, durable goods. How's that?

Ralph Schackart: OK. Thanks, Dave.

David Habiger: You're welcome.

Operator: We'll go next to Mike Olson with Piper Jaffray.

Mike Olson: All right, thanks. Good afternoon. That was a lot of the questions I had, but I'll just dig in a little bit more on the bookings. I guess, how does this compare - the ramp so far on the pro side - how does it compare to what we saw in the pro business when we were in the early stages of the standard def upgrade cycle?

David Habiger: Hi, Mike. It's similar. I would probably qualify it as a little more dramatic. And if you pushed me as to why, I'd suggest that with standard def we had a much more linear growth curve that the business, you know, didn't - you didn't have a format war the way you do now. And so I think we feel - we’re feeling the format war after-affects which is pent-up demand and people that were waiting for it to end have decided to get moving and order systems. So it's slightly more dramatic, and, you know, that's a good thing.

Mike Olson: OK. And then on Qflix, you mentioned OEM partner by the end of the summer. Are you thinking that's where we see Qflix first or where do we see it first? And then, what's the biggest component for Qflix out of kind of the three buckets of Qflix potential revenue that you've talked about - what’s the biggest component for fiscal ‘09?

David Habiger: Well, I'm happy with our projections. You know, I looked over the last year and our comments on Qflix, and it's always challenging to predict, you know, markets in our business and technology shifts, but we've I think done a very good job relative to Qflix. So I think you can look back to last year and almost everything we’ve said we continue to reiterate.

You know, the summer to fall was when we suggested you'd start to see real product in the market and we believe you still will see real viable products that consumers can go buy and use in the summer and fall, so none of that's changed. The hurdles that we identified over the last year-and-a-half or two years continue to be addressed and we're moving forward. So yes, you should expect to see some products from OEMs and other offerings.

And which - I think I'm going to punt, Mike, on the - which of the three businesses will be most successful and will drive the most revenue. The three businesses being MOD, you know, the online consumer market, and back office or kiosk market. I just am a little uncomfortable trying to predict which one relative to the other is going to do better or worse. I - we still absolutely believe all of those will have, you know, dramatically change the way media is distributed. And we anticipate that we'll play a pretty important roll in it.

Mike Olson: OK. But it sounds like you're saying maybe that the - it won't be the MOD or the kiosks that we see revenue in first, it'll more be likely the OEM partnerships. Is that fair to say or no?

David Habiger: No, I don't think I'm saying that. Yes, I want to be careful there. I think that, you know, we've - I stick to our current statements. I don't think we're pointing to one or the other as being first or more significant relative to revenue. You may see, you know, one or any of those three in the market first or be able to use a product or service or buy a product or service before one or the other.

That being said, I'm not sure that whichever you use first is indicative of which will drive most of the revenue or the first, you know, the first revenue stream. They're all going to be really launching it very close to one another. And I don’t want - I just don't want people to look and see and try to model out whatever hits the street first and I just don't think that'll be a good methodology.

Mike Olson: OK and then just one last one. Can you tell us what the percent of revenue from Dell was in the quarter?

David Habiger: Yes, Paul?

Paul Norris: Yes, the Dell revenue was 30 percent for the quarter.

Mike Olson: OK, thanks a lot.

David Habiger: You're welcome.

Operator: We'll go next to Steven Frankel with Canaccord Adams.

Steven Frankel: Good afternoon. Dave, could you give us an update on your drive partners for Qflix? How many of the majors have you signed and what should we look forward to between now and the end of the year?

David Habiger: Hi, Steve. We have - well, I think we’ll - we’ve given - we’ve had press releases on some of the majors. We - you can expect to hear about others as the summer rolls out. And what percentage, well, I think if you just took the people that we've announced, they are the biggest players in the market, so I don't know what their market share is, but I think you'd find it significant market share that they make up. Again, I don't, you know, I guess what I'm suggesting is you should expect to see more announcements as people launch product over the course of the summer.

Mark Ely: One thing I could add to that, Steve - this is Mark - is that fundamentally the drive market from a technology standpoint starts with the chip controllers that go into the devices, and we've got a very good relationship there with Media Tech, who are effectively building out the chip sets for, you know, a massive chunk of the drives that are going out, both standard def and Blu-ray combo drives. And in fact, on a - from a technology roadmap perspective, the kind of core enabling technologies that support Qflix are being adopted by the broad - kind of a broad range of the OEM drive suppliers.

So as Dave mentioned, at this point we're in the process of essentially signing them up, and I think you should expect some more public announcements about those sign-ups as they happen over the next quarter or two.

Steven Frankel: And when should we expect OEM PCs to ship that are Qflix enabled?

David Habiger: We haven't given out timeframes for when you can expect PC OEMs to ship.

Steven Frankel: OK. Could you size for me what NEC's PC business is in Japan - kind of what market share do they have?

Mark Ely: I believe in Japan they have - they’re the - I believe that they have the number one position. I can't reference the source, but I'm - put that in the 90 percent category.

Steven Frankel: And what do you do differently with Dell going forward to avoid the June quarter incident. Is it different programs or better coordination, what changes?

David Habiger: Well, you know, look, we're always evaluating and trying to make adjustments so that we can, you know, accurately predict and model those businesses. The things that change and things that I think we're encouraged by is that we continue to go deeper and deeper into Dell and a lot of our OEMs as to how we power the PC.

So we're going to continue to build new offerings and broaden the products and work to make sure they execute on their end of the deal. But nothing specifically I can point to. But I'd certainly suggest that as the relationships continue to strengthen, we're their Apple, you know, the Roxio brand is certainly the digital media software that powers the PC space, so we've come, you know, we continue to remain an important partner and they'll work with us to try and make sure this kind of things don't happen.

Steven Frankel: OK. And for Paul, what was cash flow from operations in the quarter?

Paul Norris: We - let’s see, we were - let me just check. I'm not sure if I have that handy. Yes, 1.7 million.

Steven Frankel: Thank you.

Operator: We'll go next to Alan Davis with D.A. Davidson

Alan Davis: Yes, hey, just one question here. I wonder if you could share with us what's embedded in your expectations in the back half of the year in terms of Blu-ray with your PC OEM business, in terms of, you know, how - to what extent will Blu-ray read/write drives appear on PCs in the back half of the year for you guys versus just read-only, and maybe, you know, size, the opportunity read-only versus read/write?

David Habiger: You know, there's a lot of numbers out there on that, and I think that we would probably point you to some of the different analysts and projections out there. You know, it's really - when we look to the - when we look at the internal numbers from - and plans on the PC OEMs, they are expecting pretty aggressive switchovers, and I expect that they'll, you know, they’re working quickly to move to BD and Blu-ray drives across the board.

But that being said, that's their internal plans and I think that there's plenty of people out there who are providing models. That's probably a better place to look. I'm not sure we're comfortable giving out our internal projections on that just yet.

Alan Davis: OK. I guess then maybe more generally, I guess, how would you characterize what it takes to get you to the 20 percent operating margin, seven million EBITDA that you're projecting for the fourth quarter?

David Habiger: Well, I think we need to - we need to continue executing on the existing business. We've got to see a couple of our new initiatives kick in. And certainly to your point on the Blu-ray drives business, we need to see the adoption rate continue at a nice strong rate, and, you know, Blu-ray plays a - still plays an important role in all of this.

Alan Davis: OK. I guess one last one I'll throw in here. Internationally, I guess, how much is international expansion a part of the growth plan over the next year or two?

David Habiger: I don't think we can give you an exact dollar amount, but certainly growing internationally is important. The digital media universe and growth rates outside of the U.S., I think are certainly larger than within the U.S. So our footprint around the globe is bigger than it has been from the past both from a marketing and engineering perspective.

So as we look to and we rely on our third-party hardware manufacturers from cell phones to PCs to cameras, their models show the same kind of things that we'd expect, which is that more and more people in emerging markets are going to begin consuming and sharing and manipulating digital media. So one way or another that'll flow through to our revenue stream and we expect those markets to grow.

Alan Davis: OK. And do you have a sense where you stand right now international end-users versus a year ago as a percentage of revenues?

David Habiger: Well, it always gets a little tricky because when we break out revenues, you're looking at, for example, a Dell revenue shows up as U.S. revenue, although as we obviously are aware, a lot of Dell PCs are shipped outside of the U.S. So we certainly see from registrations and the data we track that the, you know, markets outside of the U.S. are probably - non-U.S. markets are growing at a faster rate than U.S. markets, but the U.S. market's still certainly the largest.

I don't think we can - I’m not sure I can give you an exact non-U.S. average growth rate that I'd be comfortable with, at least giving out in a public forum.

Alan Davis: All right. Well, fair enough. Thank you.

Paul Norris: And I just wanted to jump in with one clarification on the cash flow number I gave out earlier. That 1.7 million is actually what we used during the quarter, and that's driven primarily by the U-Media acquisition and the one-time stock option cost and if - on the other hand, if you look at our pro forma EBITDA number for the quarter, that's $3.9 million.

Operator: Our next question will come from Paul Coster with JPMorgan.

(Sandeep Madur): Hi, this is actually (Sandeep Madur) on behalf of Paul. Just really quickly I guess on Blu-ray. So you're seeing the Blu-ray ramp accelerating, so you should be seeing accelerating revenues from that. But how do we reconcile that with the revenue recognition change that you had?

Paul Norris: Well, on the pro side I think you've already seen our revenue actually going up that we recognized in the pro group and we are in general recognizing revenue ratably. So I think that's why we're expecting, as the impact of Blu-ray continues to help out that group, you're going to see it gradually going up through the course of the year.

(Sandeep Madur): OK and then what, I guess, is - did you have some sort of a long-term business model in terms of gross margins - operating margins would you think of? I mean, I think you mentioned 20 percent in operating margins, but anything on gross?

Paul Norris: Well, I think on gross margins we've indicated that those should improve through the year, and we're continuing by the end of the year to target 80 percent.

David Habiger: That generally, that’s our historical trend, which was …

Paul Norris: Right.

David Habiger: … 80 percent gross margins.

(Sandeep Madur): OK, thank you.

Operator: And just a reminder if you do have a question, please press star one on your touchtone phone.

We'll go next to Mark Babka with Eagle Boston.

Mark Babka: Hi, I've got a couple of questions. So with 20 percent operating margin and 25 million in operating expenses by the end of the year, that implies a gross - total revenues 39 million to 40 million by the back half of the year. Is that correct?

And can you walk through, you know, the contributors to that? And sort of to help get there, what was the basis of pro revenue, meaning what was pro revenue last quarter so we understand what the 30 percent bookings growth was?

David Habiger: Let’s see. First off, we haven't given exact numbers yet, and we’ll - and I'll let Paul kind of walk you through some of the guidance. But I think you're - I’ll touch upon some of the growth initiatives that require us - that need to happen for us to make those numbers.

Certainly Blu-ray needs to continue to be a successful format and so far all indications that it will be, on both the consumer business as well as on professional business. We need to execute, right? We can’t - we need to build good products and deliver professional tools that the market wants to use and likes. And so far we've been very encouraged by what we've seen and I think our customers are happy and we're seeing little competition there at the moment.

We've got multiple new initiatives that I think we're going to have to see, you know, continue to drive our e-tail business. The mobile phone sales and use of digital media on mobile phones certainly is a trend that needs to continue for people like RIM and Motorola to see value in our software. And I think, again, all indications are that that's a trend that isn't - that is going to continue going forward.

And finally, I think as you listen to our prepared remarks, you'll hear that in general the PC OEMs and including Apple are certainly looking at a cloud-based media management world where their PCs and their devices that connect those PCs are moving digital media around and managing it. And, you know, we will - we’ve got to execute on delivering good products that will continue to drive that OEM business and leverage our 350 million Roxio users.

So those are really the key trends. Now they're - we’d also expect later in the year - and I think we've given some indication to that - that, you know, we're confident and hopeful that Qflix will continue to move forward and there'll be some revenue stream derived from that as well. Bit I think that that's really not something we expect to see as a needle-moving revenue until, you know, as we said in the past, later part of the year.

Paul Norris: And I second what Dave says and add that I think you're assumptions there strike me as relatively reasonable. We haven't really given out as guidance the sort of that component of it, but I think if you're looking at the margins and improving profitability, you can also think about our - the increasing strengths of our e-tail business and generally as - once we start generating some more revenue relative to our cost, you're going to see some improvement in that area.

Mark Babka: Well, you also said seven million in EBITDA, is that right?

Paul Norris: Yes, I think by the fourth quarter of our fiscal year, that's what we're looking towards.

Mark Babka: Well, if your - if the numbers work out 39 million or 40 million in revenue, at a 20 percent operating margin would be 7.5 million, eight million in operating profit. There should be some addition in that in terms of - to achieve a EBITDA number. Where's the discrepancy there?

David Habiger: We can’t - I’m not sure if we're following. Can you - the discrepancy on …

Mark Babka: Well, you're saying seven million in EBITDA, right, with a 25 percent operating margin - or 20 percent operating margin and 25 million in OpEx. So that would imply somewhere 39 million to 40 million in revenue.

Paul Norris: I think that's - as I said, I think you're …

Mark Babka: On a quarterly basis.

Paul Norris: I think - as I indicated, I don't know if there's a discrepancy. I think you're …

Mark Babka: Well, it sounds like you're setting the bar low in terms of EBITDA guidance because that would imply a higher number if you're going to go for the 20 percent operating margin.

David Habiger: Well, again, I think that what you're hearing is - since we haven't' given out, you know, that's one of the reasons why we don't have - we’re not giving out specific guidance for that part of the future in that any of those numbers that you want to change or manipulate could, you know, go up or down accordingly. It just isn't something that at this stage we're going to feel comfortable giving out guidance on.

Mark Babka: OK, but you've given enough to get pretty close, right?

Paul Norris: That's what we're targeting for.

David Habiger: We're trying to give you enough - the best as we can understand our business, which clearly is volatile and - both on the upside and as well, as you can see from guidance next quarter, on the downside. We're doing our best to give you metrics you can use and look forward to to help model out, you know, nine months from now a technology business that is, you know, always changing but fortunately growing.

Mark Babka: So - and in terms of the new pro revenue recognition, obviously that's on an annual - well, it's on a ratable basis compared to upfront as previous. So, really to get to the full impact of pro as compared to past cycles, it's really going to take a full year from now, correct?

Paul Norris: I think that's right if you look at today as the first day you're - I mean, we’ve been in this revenue recognition mode with pro for sometime now, but it takes a year for you to get the full impact of the transaction we did today.

Mark Babka: Yes, but it's irrelevant until you actually get revenues to ramp, right?

Paul Norris: That's right.

Mark Babka: OK. I mean bookings to ramp. All right, thank you.

Operator: And at this time, there appear to be no further questions. I'd like the turn the conference back over to management for any additional or closing comments.

David Habiger: Thank you very much and thanks to the Sonic employees for working hard and helping build the business. I look forward to speaking with you next quarter.

Operator: And again, that does conclude today's conference call. Thank you for your participation. You may disconnect at this time.

END